[PEPCO logo here]                                                [BGE logo here]

                             N E W S   R E L E A S E

For Immediate Release                Contact: Art Slusark (BGE)   - 410-234-7436
July 14, 1997                                 Susan Moyer (PEPCO) - 202-872-2680

         BGE/PEPCO CEOs File Affidavits Stating Merger Cannot Proceed
            Unless Court Remands Merger Case Back to Maryland PSC

Baltimore Gas and Electric Co. Chairman and Chief Executive Officer Christian
H. Poindexter and Potomac Electric Power Company Chairman and Chief Executive Officer Edward F. Mitchell filed sworn affidavits in Baltimore County Circuit Court today stating they cannot proceed with plans to merge the companies into Constellation Energy Corporation unless the Circuit Court remands the merger case back to the Maryland Public Service Commission for reconsideration.

In affidavits accompanying the companies' response to Judge James Smith's oral ruling on July 8, the two chairmen stated that even if the Maryland PSC's original order of April 16 "was adjusted for the $8,457,000 computational error, it does not provide an adequate financial basis upon which BGE and PEPCO could proceed to consummate the merger proposed to create Constellation Energy Corporation."

The response and the affidavits addressed the question whether, if the Commission's order were revised to correct a computational error acknowledged by the PSC, such a revised order might provide an acceptable basis upon which the companies could proceed to close on the proposed merger. In their response, the companies stated, "So that there be no doubt whatever on that issue, the Joint Applicants wish to state for the record that it would not."

The Maryland PSC approved the merger on April 16, but attached conditions that BGE/PEPCO contend would not provide adequate, if any, benefits to the companies' shareholders. The companies filed a request for rehearing of the original order, but an intervener in the case, Local 1900 of the International Brotherhood of Electrical Workers (IBEW), appealed the order to the Circuit Court. The companies, along with the PSC, subsequently filed motions asking the court to return the case to the PSC so the rehearing request could be addressed.
                                     --more--

PAGE 2-2-2

On July 8, Judge Smith delayed a final decision for 20 days while all parties consider an order revised to fix a computational error in the original order identified by the PSC and the companies. Today's action by the companies was in response to that ruling.

Since the companies cannot merge in accordance with the terms and conditions set forth in the original PSC order or an order revised to fix the $8.5 million computation error, "the Order is a nullity -- it will never be implemented and it cannot be enforced -- and any continuation of this appeal would be a meaningless exercise," the companies wrote in today's response. "A continuation of this appeal process to evaluate the legal sufficiency of such an order that will not be acted upon can only lead to a waste of the energy and resources of this Court and the other parties. Effectively, the only purpose to this appeal is to give meaning to the IBEW's strategy of delay in the hope that the merger will not be consummated."

The response concluded with a request by the companies that the Court grant their Motion for Remand so the PSC can address all aspects of its original order.
                                    - ### -